Exhibit 99.1

FOR IMMEDIATE RELEASE

Galectin Therapeutics Appoints Harold H. Shlevin, PhD, Bioscience Industry Executive, as Chief Operating Officer

Newton, MA, Aug. 29, 2012 – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today announced the appointment of Dr. Harold H. Shlevin as Chief Operating Officer. Dr. Shlevin succeeds, as of October 1, 2012, Maureen Foley who helped found the Company and served as its COO since its inception and as its corporate secretary. Dr. Shlevin is a bioscience industry executive with 25 years of senior management experience in the development and commercialization of pharmaceuticals, diagnostics and vaccines.

“Dr. Shlevin will be a tremendous asset to Galectin Therapeutics as he brings a broad range of technical, managerial and leadership experience in small, medium and large pharmaceutical companies that includes a track-record of attracting capital, competing successfully to negotiate partnering deals and developing and commercializing new pharmaceutical products,” said Peter G. Traber, MD, President, CEO, and CMO of Galectin. “He has also has experience building effective leadership teams, optimizing regulatory compliance and adherence to quality standards, and aligning diverse functions in small companies, global alliances and across corporate structures. These qualities will be of great value to Galectin Therapeutics as we advance our candidates in liver fibrosis and cancer. As we welcome Dr. Shlevin, I wish to thank Ms. Foley for her long dedication and great contributions to the Company.”

“I was attracted to Galectin Therapeutics because of its leading-edge applied science supported by a strong dedicated team of experienced individuals, both of which are key criteria for success in this industry,” said Dr. Shlevin. “I look forward to assisting Galectin in developing new potential therapies for patients suffering from intractable liver and other diseases.”

Dr. Shlevin most recently led Georgia Institute of Technology’s Advanced Technology Development Center (ATDC) as Principle and Manager of bioscience commercialization efforts, where he served as a catalyst for new bioscience startup companies. His leadership roles have included: President and CEO of Solvay Pharmaceuticals, where he oversaw the successful launch of the first topical testosterone gel product in the US; co-founder of CIBA Vision Ophthalmics, a specialty ophthalmic drug company, where he headed efforts leading to the approval of the first non-steroidal agent for treatment of ocular inflammation and several other drug products; founder, President & CEO of Tikvah Therapeutics, a company focused on clinical development of therapeutics for treatment of neurological diseases; and VP and Head of Operations & Commercial Development for Altea Therapeutics Corporation, a clinical-stage drug delivery company with platform technology applicable to the transdermal delivery of biologics.

Dr. Shlevin earned his BA from Boston University and MS and PhD in physiology from the University of Rochester Medical School. He completed post-doctoral training in pharmacology at Mayo Clinic where he subsequently served as Assistant Professor of Pharmacology & Physiology. He is a member of scientific and business societies including IEEE, Licensing Executives Society, Am. Physiological Society, Am. Society of Pharmacology & Experimental Therapeutics, and is an inventor on several issued and pending patents. Dr. Shlevin currently serves on the Board of Directors of Cardiome Pharma Corp. (NASDAQ:CRME) and NeurOp, Inc. and as an advisor to Clearside Biomedical, Inc.

About Galectin Therapeutics

Galectin Therapeutics (NASDAQ: GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward-Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others: incurrence of operating losses since our inception, uncertainty as to adequate financing of our operations, extensive and costly regulatory oversight that could restrict or prevent product commercialization, inability to achieve commercial product acceptance, inability to protect our intellectual property, dependence on strategic partnerships, product competition, and others stated in risk factors contained in our SEC filings. We cannot assure that we have identified all risks or that others may emerge which we do not anticipate. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact

Galectin Therapeutics Inc.

Tom McGauley, 617-559-0033

Acting Chief Financial Officer

ir@galectintherapeutics.com